Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.

Vice President, Chief Financial Officer

Phone (610) 321-6223

Robert A. Doody Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

Kristina M. Broadbelt (for media)

Assistant Director, PR & Advocacy

Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Third Quarter 2009

Financial Results

- Quarter Highlighted by $29 Million Net Sales of Cinryze™ C1 Esterase Inhibitor (Human) -

- Company Narrows 2009 Cinryze Net Sales Guidance to $90 million to $95 million -

EXTON, PA, October 28, 2009 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter ended September 30, 2009.

•	Delivered $81 million in net product sales including $29 million in net sales of Cinryze™;

•	Achieved adjusted net income of $32 million; GAAP net income reached $20 million;

•	Improved working capital to $358 million as of the end of the third quarter of 2009, including cash and cash equivalents of $289 million; and

•	Delivered positive cash flows from operations of $42 million for the nine months ended September 30, 2009.

Net sales were $80.6 million and $222.6 million for the three and nine months ended September 30, 2009, respectively, as compared to $65.9 million and $182.3 million for Vancocin only in the comparative three and nine month periods of 2008, respectively. This represents 22 percent growth in the three and nine month periods in net product sales.

The Company is reporting both GAAP net income (loss) and adjusted results for the three and nine months ended September 30, 2009 and 2008. Adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related to the acquisition of Lev Pharmaceuticals and Vancocin, and step up in inventory related to purchase accounting arising from the acquisition of Lev Pharmaceuticals, (3) stock compensation expenses, and (4) certain non-recurring events such as the goodwill write off and gain on extinguishment of repurchased bonds. A reconciliation between GAAP and adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income to Adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported GAAP net (loss) income. ViroPharma’s definition of non-GAAP financial measures may differ from others.

“The third quarter of 2009 was a period of execution for both the launch of Cinryze in the U.S. as well as planning for the long-term expansion of our C1(INH) franchise,” commented Vincent Milano, ViroPharma’s chief executive officer. “While the launch continues to proceed well beyond our best original expectations at this early stage, we also advanced our development strategies for providing mid and long-term growth opportunities with Cinryze both in the U.S. and abroad. Outside of our efforts surrounding Cinryze, we are also excited to have advanced our non-toxigenic C. difficile program into clinical studies in the third quarter.”

Exhibit 99.1

GAAP net income for the third quarter ended September 30, 2009 was $20.1 million compared to $27.1 million for the same period in 2008. GAAP net loss for the nine months ended September 30, 2009 was $23.1 million compared to net income of $66.3 million for the same period in 2008. GAAP net income per share for the quarter ended September 30, 2009 was $0.26 per share, basic, and $0.24, diluted, compared to $0.39, basic, and $0.33, diluted, for the same period in 2008. GAAP net loss per share for the nine months ended September 30, 2009 was $0.30 per share, basic and diluted, compared to a GAAP net income per share of $0.95, basic, and $0.82, diluted, for the same period in 2008.

Non-GAAP adjusted net income in the three and nine months ended September 30, 2009 was $31.9 million and $76.1 million, respectively, compared to $33.0 million and $83.9 million, respectively, for the same periods in 2008. The decrease in adjusted net income for both periods is primarily due to lower Vancocin net sales, lower interest income and higher income tax expense due to lower qualified orphan drug spend for Maribavir. Offsetting these decreases is the net effect of the Cinryze launch and lower research and development expenses.

The change between our GAAP net loss for the nine months ended September 30, 2009 from GAAP net income in the same period of 2008 was the impact of our Goodwill impairment of $65 million and the $9.1 million gain on the repurchase of our convertible notes, in addition to the factors influencing our non-GAAP adjusted net income discussed above. The change in GAAP net income in the three months ended September 30, 2009 compared to 2008 was impacted by a $5.3 million increase in amortization related to the acquisition of Lev Pharmaceuticals, Inc. in addition to the factors influencing the non-GAAP adjusted net income.

Effective January 1, 2009, the Company was required under a new accounting standard to change the method of accounting for the Company’s convertible notes. The Company revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting this new accounting standard, the Company recorded $1.8 million and $2.0 million of additional non-cash interest expense in the three months ended September 30, 2009 and 2008, respectively, and $5.5 million and $5.8 million for the nine months ended September 30, 2009 and 2008, respectively. For the three months ended September 30, 2008, the Company’s previously reported net income calculated in accordance with GAAP changed slightly as the additional non-cash interest expense recognized under the new accounting standard was offset by lower income tax expense. For the nine months ended September 30, 2008, the previously reported net income has been reduced by $2.3 million to $66.3 million. There was no impact on diluted earnings per share for either period as a result of adopting this new accounting method.

Operating Highlights

Cinryze net sales during the three and nine months ended September 30, 2009 were $29.1 million and $61.3 million, respectively. Vancocin net sales during the three and nine months ended September 30, 2009, decreased 22.0 percent to $51.4 million and 11.5 percent to $161.3 million, respectively due to lower sales volume, partially offset by the price increase in January 2009.

Cost of sales increased over the three and nine month periods in the prior year by $7.8 million and $21.5 million, respectively, due to the launch of Cinryze. In the comparative periods in 2008, the Company only had cost of sales related to Vancocin. As part of our October 2008 purchase of Lev, we acquired Cinryze inventory which was recorded at fair value in purchase accounting. This fair value of inventory increased cost of sales for Cinryze until all purchased inventory was sold to SP/SD’s, with the final $0.7 million affecting cost of sales in the third quarter of 2009.

Investment in our commercialization efforts, product pipeline and the company continued to grow as research and development (R&D) and selling, general and administrative (SG&A) expenses in the third quarter 2009 were $31.2 million as compared to $29.1 million in the third quarter of 2008. R&D expenses decreased $3.8 million related primarily to discontinuing the maribavir prophylactic program, offset by costs associated with the initiation of our Phase 1 clinical trial for NTCD and costs related to the Cinryze Phase 4 safety requirement study for the U.S. For the third quarter of

Exhibit 99.1

2009, SG&A increased $5.9 million over the same period in 2008. The largest contributors to this increase were increased compensation costs resulting from expansion of our Cinryze field force, increased marketing efforts and increased professional fees. For the nine months ended September 30, 2009, R&D expenses decreased $0.7 million, driven by decreased costs related to discontinuing the maribavir prophylactic program, offset by the Cinryze open label trials and patient follow-up, manufacturing NTCD spores, and higher compensation costs. For the nine month period, the largest contributors to this $23.8 million increase for SG&A over the nine month period in 2008 were increased compensation costs from the addition of our Cinryze field force, increased marketing efforts, and increased professional fees.

The Company’s tax expense for the quarter was $9.6 million and $5.6 million for the quarters ended September 30, 2009 and 2008, respectively and $20.2 million and $19.7 million for the nine months ended September 30, 2009, respectively. Income tax expense includes federal, state and foreign income tax at statutory rates and the effects of various permanent differences.

Working Capital Highlights

As of September 30, 2009, ViroPharma’s working capital was $357.9 million, which represents a $30.2 million increase from June 30, 2009 and a $40.5 million increase from December 31, 2008. The nine month increase is primarily the result of net sales, offset by our repurchase of $45 million principal amount of our senior convertible notes. Cash flow provided by operating activities for the nine months ended September 30, 2009 was $41.6 million.

Looking ahead in 2009

ViroPharma is revising its guidance for the year 2009. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2009, ViroPharma expects the following:

•	Net Cinryze sales are expected to be $90 to $95 million.

•

Research and development (R&D) and selling, general and administrative (SG&A) expenses, including the impact of SFAS 123R, are expected to be $140 to 145 million, which includes approximately $20 million of maribavir-related expenses. SFAS 123R expenses are expected to be between $11 and $13 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on October 28, 2009 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 21, 2009.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for

Exhibit 99.1

prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2009, and statements regarding our clinical development programs, the effectiveness of our Vancocin and Cinryze sales efforts, our ability to continue to execute a successful launch of Cinryze, our ability to develop life cycle management plans for Cinryze, including designing and commencing clinical studies for additional indications, seeking rights to additional geographic territories and pursuing regulatory approvals in such territories.

We have opposed both the substance of the FDA’s bioequivalence method and the manner in which it was developed. The FDA convened a meeting of its Advisory Committee for Pharmaceutical Science and Clinical Pharmacology to discuss bioequivalence recommendations for oral vancomycin hydrochloride capsule drug products on August 4, 2009. The Advisory Committee was asked if the proposed guidelines are sufficient for establishing bioequivalence for generic vancomycin oral capsules. The Advisory Committee voted unanimously in favor of the component of the proposed OGD recommendation. In the event the OGD’s revised approach regarding the conditions that must be met in order for a generic drug applicant to request a waiver of in-vivo bioequivalence testing for Vancocin remains in effect, the time period in which a generic competitor may enter the market would be reduced. There can be no assurance that the FDA will agree with the positions stated in our Vancocin related submissions or that our efforts to oppose the OGD’s March 2006 and December 2008 recommendation to determine bioequivalence to Vancocin through in-vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006 as revised in December 2008 and voted upon by the Advisory Committee for Pharmaceutical Science and Clinical Pharmacology, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to successfully commercialize Cinryze;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	our ability to develop a clinical development program for maribavir;

•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin or Cinryze;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our plans to increase manufacturing capacity for Cinryze and the timing thereof;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•	the timing and results of anticipated events in our clinical development programs; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional CMV studies in the future. The FDA or other regulatory authorities may prohibit any future studies with maribavir or alternatively may require additional or unanticipated studies or clinical trial outcomes

Exhibit 99.1

before granting regulatory approval. There can be no guarantee that we will be successful in gaining regulatory approval of maribavir for any indications. There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories. In addition, approval of a competing product which has been granted orphan drug designation would prevent Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information- GAAP

Consolidated Statements of Operations:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2009	2008*	2009	2008*
	(unaudited)		(unaudited)
Revenues:
Net product sales	$80,551	$65,913	$222,614	$182,287

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	10,216	2,460	28,266	6,764
Research and development	11,006	14,851	43,158	43,846
Selling, general and administrative	20,153	14,296	68,140	44,304
Intangible amortization	6,751	1,471	21,432	5,304
Goodwill impairment	—	—	65,099	—

Total costs and expenses	48,126	33,078	226,095	100,218

Operating income (loss)	32,425	32,835	(3,481)	82,069

Interest income	65	3,090	315	13,468
Interest expense	(2,817)	(3,232)	(8,803)	(9,576)
Gain on senior convertible note repurchase	—	—	9,079	—

Income (loss) before income tax expense	29,673	32,693	(2,890)	85,961
Income tax expense	9,601	5,587	20,201	19,686

Net income (loss)	$20,072	$27,106	$(23,091)	$66,275

Basic net income (loss) per share	$0.26	$0.39	$(0.30)	$0.95

Diluted net income (loss) per share	$0.24	$0.33	$(0.30)	$0.82

Shares used in computing net income per share
Basic	77,440	69,965	77,417	69,946

Diluted	89,179	84,592	77,417	84,409

*	2008 reflects retrospective application of a new accounting standard for convertible debt

Impact of ASC Topic 470-20: On January 1, 2009, the Company adopted the new accounting standard for convertible debt, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported consolidated financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt

Exhibit 99.1

and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense.

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income to Adjusted Net Income

An itemized reconciliation between net (loss) income and adjusted net income on a non-GAAP basis is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2009	2008*	2009	2008*
	(unaudited)		(unaudited)
GAAP net income (loss)	$20,072	$27,106	$(23,091)	$66,275
Adjustments:
Non-cash interest expense	1,750	1,980	5,487	5,845
Amortization	6,751	1,471	21,432	5,305
Step-up of inventory	723	—	6,913	—
Stock compensation	2,600	2,423	9,379	6,509
Goodwill write-off	—	—	65,099	—
Gain on Extinguishment	—	—	(9,079)	—

Non-GAAP adjusted net income	$31,896	$32,980	$76,140	$83,934

*	2008 reflects retrospective application of a new accounting standard for convertible debt; see prior page for explanation

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net (loss) income:

1. Impact of a new accounting standard for convertible debt: Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to the acquisition of Cinryze and Vancocin. The excluded items include charges related to amortization and step up in the value of Cinryze inventory. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

3. Stock option expense - Non-GAAP adjusted net income excludes the impact of our stock option expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

4. Other items - Non-GAAP net income exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the

Exhibit 99.1

quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income goodwill write off and gain on extinguishment of repurchased bonds are excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data

	September 30,	December 31,
(in thousands)	2009	2008*
Assets
Current assets:
Cash and cash equivalents	$288,930	$275,839
Deferred income taxes	9,675	24,094
Total current assets	397,449	360,880
Intangible assets, net	625,261	639,693
Goodwill	—	65,099
Total assets	1,043,465	1,086,129

Liabilities and Stockholders’ Equity
Total current liabilities	$39,599	$43,467
Deferred tax liabilities	128,038	128,254
Long-term debt	136,906	161,003
Total liabilities	307,250	336,795
Total stockholders’ equity	736,215	749,334
Total liabilities and stockholders’ equity	1,043,465	1,086,129
* 2008 reflects Retrospective application of a new accounting standard for convertible debt; see explanation on prior page

Statement of Cash Flows:

	Nine months ended
	September 30,	September 30,
	2009	2008
(in thousands)
Net cash provided by operating activities	$41,550	$90,864
Net cash (used in) provided by investing activities	(8,308)	340,861
Net cash (used in) provided by financing activities	(20,690)	1,568

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